Exhibit 99.3
Name of Employee:
SAPIENT CORPORATION
Restricted Stock Agreement (UK awards)
     The undersigned (the “Employee”) (i) acknowledges that pursuant to the obligations of Sapient Corporation (the “Company” or “Sapient”) under the Agreement and Plan of Merger by and among Sapient, Sapient (BVI) Limited, Nitro Group Ltd. and Christopher Paul Clarke, dated as of June 16, 2009 (the “Merger Agreement”) and in recognition of the important contributions that the Employee made to Nitro Group Ltd. and its subsidiaries, the Company has issued to the Employee the shares of stock described below; and (ii) agrees with the Company as follows:
     1. Closing Date. This agreement (the “Restricted Stock Agreement”) shall take effect as of [insert closing date] (the “Closing Date”), which is the date on which the Employee is receiving a total of [•] shares of common stock of the Company, par value $.01 par value (the “Shares”) from the Company. The Employee shall be the record owner of the Shares on the Closing Date. The Shares are subject to transfer restrictions as set forth in this Agreement.
     2. Nontransferability of Shares. The Shares may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until such restrictions on the transfer of the Shares (“resale restrictions”) have lapsed in accordance with this Section 2. The resale restrictions shall lapse with respect to the following percentages of Shares after the following dates:
          50% on and after the first anniversary of the Closing Date; and
          50% on and after the second anniversary of the Closing Date.
     3. Certificates. Any certificates representing Shares subject to the resale restrictions shall be held by the Company. If Shares subject to the resale restrictions are held in book entry form at any time thereafter, the Employee agrees that the Company may give stop transfer instructions to the depositary, stock transfer agent or other keeper of the Company’s stock records to ensure compliance with the provisions hereof.
     4. Legend. Any certificates representing Shares shall be held by the Company, and any such certificate shall contain (in addition to any other legends with respect to applicable federal and state securities laws) a legend substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND SAPIENT CORPORATION. COPIES OF SUCH AGREEMENT ARE ON FILE IN THE OFFICES OF SAPIENT CORPORATION.
As soon as practicable following the lapse of resale restrictions on any such Shares, the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the Employee. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.
     5. Sale of Shares. The sale of any Shares that are free of the resale restrictions is subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal, state and local securities laws.
     6. UK Tax Election. The issuance of the Shares shall be conditional upon the Employee signing and returning to the Company a restricted securities election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in the form attached to this Agreement as Exhibit A (the purpose of this election being to advance any income tax and national insurance contributions charges arising in respect of the lapse of the resale restrictions on the Shares to the time of issuance of the Shares).
     7. UK Tax Withholding. The Employee acknowledges that the issuance of the Shares is taxable as compensation for services, and as such is subject to withholding by the Company or Employer Company (as defined below). Any Employer Company shall be entitled to withhold or collect any income tax or employee’s social security contributions payable in connection with the Shares which must be accounted for through the PAYE (or any other) withholding tax system (“Withholding Taxes”) (i) by deduction from the Employee’s salary or other earnings or payments due to the Employee at any time, (ii) directly from the Employee by immediate payment in cleared funds or (iii) by withholding and selling some of the Shares. The Employee expressly acknowledges and agrees that Sapient will withhold a number of shares of Sapient common stock from the issuance of the Shares to the Employee necessary to satisfy any applicable Withholding Taxes.
For the purposes of this Agreement, “Employer Company” means any subsidiary of the Company or Nitro Group Ltd. as is the Employee’s employer or, if he has ceased to be employed within the Company’s group, was his employer, or such other person as, under any statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Withholding Taxes.
     8. Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company, Employer Company or the Company’s group, or limit the right of any such person to terminate the Employee’s employment at any time. The issuance of the Shares is an extraordinary item which is outside the scope of the Employee’s employment contract or service agreement, if any. The Shares are not part of normal or expected remuneration or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The Employee will have no entitlement to any compensation or damages as a result of any loss or diminution in value of the Shares, including, without limitation, as a result of the termination of his employment by his Employer Company for any reason whatsoever and whether or not in breach of contract, and, by signing this Agreement, the Employee is deemed irrevocably to have waived any such entitlement as might arise.
     9. Data Protection. The Employee authorizes and agrees that:
(a)	the Employer Company, Company and any other member of the Company’s group may disclose to any other person all such Data relating to the Employee and to the Shares as shall, in the opinion of the Company, be necessary to facilitate the operation and administration of this Agreement and to enable any such person to discharge any duties and functions in relation to this Agreement or the Shares;

(b)	any such persons may transfer Data amongst themselves for the purposes of administering this Agreement or the Shares;

(c)	any such person may use such Data for any such purposes; and such Data may be transferred to and by any third party for such purposes; and

(d)	recipients of Data may be located in the European Economic Area or elsewhere, such as the United States of America.
     For the purposes of this Section 9, “Data” means the Employee’s name, home address, email address and telephone number, date of birth, other employee information, National Insurance number, details of all rights to acquire common stock of the Company granted and common stock of the Company issued or transferred to the Employee pursuant to this Agreement or any other employees’ share scheme operated by the Company.
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IN WITNESS WHEREOF, Sapient Corporation has executed this Restricted Stock Agreement as of the ___ day of ___, 2009.

SAPIENT CORPORATION
By:
Alan J. Herrick
Chief Executive Officer

Dated:
Acknowledged and Agreed:

Name:

Exhibit A
ELECTION UNDER SECTION 431(1) OF THE INCOME TAX (EARNINGS AND PENSIONS)
ACT 2003
PART A — To be completed by the Employee
1.	BETWEEN

the Employee

whose National Insurance Number is

and

the Company (who is the Employee’s employer)	Nitro Ltd.

of Company Registration Number
2.	PURPOSE OF ELECTION

This joint election is made pursuant to section 431(1) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) and applies where employment-related securities which are restricted securities by reason of section 423 ITEPA 2003 are acquired.

The effect of an election under section 431(1) is that, for the relevant income tax and national insurance contributions (“NICs”) purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. Additional income tax may be payable (with PAYE and NICs where the securities are readily convertible assets).

Should the value of the securities fall following the acquisition, it is possible that any income tax/NICs which would have arisen because of any future chargeable event (in the absence of an election) would have been less than any income tax/NICs due by reason of this election. Should this be the case, there is no income tax/NICs relief available under Part 7 of ITEPA 2003; nor is any income tax/NICs relief available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3.	APPLICATION

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities

Description of securities	Common stock, $.01 par value

Name of issuer of securities	Sapient Corporation

Acquired by the Employee on
4.	EXTENT OF APPLICATION

This election disapplies all restrictions attaching to the securities pursuant to Section 431(1) ITEPA 2003.

5.	DECLARATION

This election will become irrevocable upon the later of its signing or the acquisition of employment-related securities to which this election applies.
In signing this joint election, the parties agree to be bound by its terms as stated above.

	/	/
Signature of Employee	Date

	/	/
Signed on behalf of the Company	Date
Note:   Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security, it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.